EXHIBIT 99.1
FOR IMMEDIATE RELEASE
NMI Holdings, Inc. Amends and Extends Revolving Credit Facility,
Expanding Lender Group and Increasing Capacity to $250 Million

EMERYVILLE, Calif., Nov. 30, 2021 -- NMI Holdings, Inc., (Nasdaq: NMIH), the parent of National Mortgage Insurance Corporation (National MI), announced today that it has amended its senior secured revolving credit facility, expanding the lender group, increasing the revolving capacity to $250 million, and extending the maturity from February 22, 2023 to November 10, 2025. No amounts have been borrowed under the facility.

“We’re pleased to have completed the amendment and extension of our revolving credit facility, and to have secured long-term support from an expanded group of banking partners,” said Adam Pollitzer, Executive Vice President and Chief Financial Officer. “The increased size and extended maturity of the facility further enhances our already strong capital and liquidity position, and provides National MI with increased financial flexibility.”

J.P. Morgan Chase Bank, N.A., Citibank, N.A., RBC Capital Markets and Truist Securities, Inc. served as joint lead arrangers on the transaction, with additional commitments made by Bank of Montreal, Goldman Sachs Bank USA and U.S. Bank National Association.

The amendments to the credit agreement governing the revolving facility, which will be filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K, include certain covenants and conditions customary for agreements of this type.
Cautionary Note Regarding Forward Looking Statements
This press release contains forward looking statement within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements.  Forward-looking statements in this press release include statements regarding the company’s financing arrangements.  Any or all of our forward-looking statements in this press release may turn out to be inaccurate, and you are cautioned not to place undue reliance on such statements. More information about the risks, uncertainties and assumptions affecting the company can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K for the year ended December 31, 2020 and in other filings we make with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

About NMI Holdings
NMI Holdings, Inc. (NASDAQ: NMIH) is the parent company of National Mortgage Insurance Corporation (National MI), a U.S.-based, private mortgage insurance company enabling low down payment borrowers to realize home ownership while protecting lenders and investors against losses related to a borrower's default. To learn more, please visit www.nationalmi.com.

Investor Contact
John M. Swenson
Vice President, Investor Relations and Treasury
john.swenson@nationalmi.com
(510) 788-8417